UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25


                            NOTIFICATION OF LATE FILING          SEC FILE NUMBER
                                                                      1-3122


                                                                   CUSIP NUMBER
                                                                     676346109

(Check One): [X] Form 10-K [ ] Form 20-F [ ] Form 11-K [ ] Form 10-Q
             [ ] Form N-SAR


              For Period Ended: December 31, 2001
              [ ] Transition Report on Form 10-K
              [ ] Transition Report on Form 20-F
              [ ] Transition Report on Form 11-K
              [ ] Transition Report on Form 10-Q
              [ ] Transition Report on Form N-SAR
              For the Transition Period Ended:__________________________________

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  Read Instruction (on back page) Before Preparing Form. Please Print or Type.
Nothing in this form shall be construed to imply that the commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: _________________________________


PART I -- REGISTRANT INFORMATION

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Full Name of Registrant:
                           Covanta Energy Corporation
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Former Name if Applicable:

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Address of Principal Executive Office (Street and Number)
                           40 Lane Road
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City, State and Zip Code
                           Fairfield, NJ 07004
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PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
[X] (b) The subject annual report, semi-annual report, transition report on Form
        10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form
        10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
[X] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


PART III -- NARRATIVE

State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 11-K, 10-Q and Form 10-QSB, -SAR, or the transition report or portion thereof could not be filed within the prescribed time period.

On April 1, 2002, Covanta Energy Corporation and several of its subsidiaries (the "Company") filed a petition for relief under Chapter 11 of Title 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York. In light of the significant resources and time dedicated to such Chapter 11 filing, the Company is unable to file its Annual Report on Form 10-K for the fiscal year ended December 31, 2001 within the prescribed time period without unreasonable effort and expense.


PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

       Jeffrey R. Horowitz             (973)                    882-7355
       -------------------             -----                    --------
             (Name)                 (Area Code)            (Telephone Number)


(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

       [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

       [ ] Yes [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


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                           Covanta Energy Corporation
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  April 1, 2002                          By: /s/ Jeffrey R. Horowitz
                                                  ---------------------------
                                                  Jeffrey R. Horowitz
                                                  Senior Vice President -
                                                  Legal Affairs and Secretary